EXHIBIT 11.1


                               RIMAGE CORPORATION
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK


Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income by the weighted average number of shares of common stock and common share equivalents outstanding, unless the result is anti-dilutive. The following is a summary of the weighted average common shares outstanding and assumed conversion shares:

                                                      Three months ended                     Nine months ended
                                                         September 30,                        September 30,
                                                   ----------------------------        ----------------------------
                                                      2001              2000              2001              2000
                                                   ----------        ----------        ---------         ----------
Shares outstanding at end of period                 8,665,881         8,653,285         8,665,881         8,653,285
                                                   ==========        ==========        ==========        ==========

Weighted average shares of common stock
outstanding                                         8,734,692         8,510,224         8,720,018         8,338,555

Weighted average shares of assumed
conversion shares                                     743,871         1,231,013           815,073         1,340,642
                                                   ----------        ----------        ----------        ----------

Weighted average shares of common stock and
assumed conversion shares                           9,478,563         9,741,237         9,535,091         9,679,197
                                                   ==========        ==========        ==========        ==========

Net income                                         $1,395,107        $1,194,900        $3,376,953        $5,829,483
                                                   ==========        ==========        ==========        ==========

Basic net income per common share                  $     0.16        $     0.14        $     0.39        $     0.70
                                                   ==========        ==========        ==========        ==========

Diluted net income per common share                $     0.15        $     0.12        $     0.35        $     0.60
                                                   ==========        ==========        ==========        ==========



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